EXHIBIT 4.1

                   AMENDMENT NO. 2 TO STOCK PURCHASE AGREEMENT

                  AMENDMENT NO. 2 dated August 31, 2001 ("Amendment No. 2") to STOCK PURCHASE AGREEMENT, dated February 8, 2001 ("Stock Purchase Agreement"), among LADENBURG THALMANN FINANCIAL SERVICES INC. (f/k/a GBI CAPITAL MANAGEMENT CORP.), NEW VALLEY CORPORATION, NEW VALLEY CAPITAL CORPORATION (f/k/a LADENBURG, THALMANN GROUP INC.), BERLINER EFFEKTENGESELLSCHAFT AG and LADENBURG, THALMANN & CO., INC.

                  WHEREAS, the Parties have entered into the Stock Purchase Agreement and the Amendment No. 1 to the Stock Purchase Agreement, dated April 25, 2001 ("Amendment No. 1") and desire to further amend the Stock Purchase Agreement in certain respects as set forth herein (capitalized terms used herein that are defined in the Stock Purchase Agreement or Amendment No. 1 shall have the same meanings herein as in the Stock Purchase Agreement or Amendment No. 1);

                  IT IS AGREED:

         1. Section 2.4 of the Stock Purchase Agreement is hereby amended in its entirety to read as follows:

                  "2.4   Net Worth Adjustment.

                  (a)      As used in this Section 2.4:

                           (i)   "Initial Purchase Price Adjustment Percentage"
means the amount (expressed as a decimal) obtained by dividing the Net Closing Book Differential by $21,263,080.

                           (ii)  "Net Closing Book Differential" means the
amount obtained by subtracting the Ladenburg Book Differential from the GBI Book Differential.

                           (iii) "GBI Book Differential" means the amount
obtained by subtracting the Adjusted Total Stockholders' Equity of the Purchaser on the last day of the calendar month immediately preceding the month in which the Closing occurs from $21,263,080.

                           (iv)  "Ladenburg Book Differential" means the
amount obtained by subtracting the Total Ownership Equity of Ladenburg on the last day of the calendar month immediately preceding the month in which the Closing occurs from $29,642,000.

                           (v)   "Adjusted Total Stockholders' Equity" means
the amount obtained by taking the sum of (1) the stockholders' equity of the Purchaser as of the last day of the calendar month immediately preceding the month in which the Closing occurs, based in part on the Total Ownership Equity of the Purchaser's subsidiary, GBI Capital Partners Inc. ("GBICP"), and (2) all out-of-pocket expenses incurred through such date by the Purchaser in connection with the Stock Purchase Agreement and the related transactions to the extent such expenses reduce the Purchaser's stockholders' equity.


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                           (vi)     "Total Ownership Equity" means the amount
referred to as "total ownership equity" in the Focus Reports referred to in subparagraph (b) below.

                           (vii)    "Final Purchase Price Adjustment Percentage"
means the amount (expressed as a decimal) obtained by dividing the Final Net Closing Book Differential by $21,263,080.

                           (viii)   "Final Net Closing Book Differential" means
the amount obtained by subtracting the Ladenburg Book Differential (as determined in the Memorandum referred to below) from the Final GBI Book Differential.

                           (ix)     "Final GBI Book Differential" means the
amount obtained by subtracting the Final Adjusted Total Stockholders' Equity of the Purchaser (as calculated as of May 7, 2003) from $21,263,080.

                           (x)      "Final Adjusted Stockholders' Equity" means
the amount obtained by subtracting the sum of the litigation adjustments set forth on the attached Schedule 2.4 from the Adjusted Total Stockholders' Equity.

                  (b) Promptly after the Closing, the individuals then serving as the chief financial officers of Ladenburg and Purchaser ("Chief Financial Officers") cooperated with each other to calculate the Initial Purchase Price Adjustment Percentage. The Focus Reports for Ladenburg and GBICP were prepared, and the stockholders' equity of the Purchaser was determined, in accordance with GAAP, applied consistently as in the Financial Statements and the Purchaser Financial Statements. Upon completion of the calculation of the Initial Purchase Price Adjustment Percentage, the number of shares to be issued to the Sellers and the conversion price of the Notes to be issued to the Sellers shall be adjusted (the "Initial Issuance Adjustment") as follows:

                           (i)   The number of shares of Purchaser Common Stock
to be issued to the Sellers shall be increased from 18,181,818 to the Total New Shares and the Purchaser shall issue to the Sellers certificates representing the Total New Shares less 18,181,818. "Total New Shares" shall mean the quotient obtained by taking (x) a numerator of 25,000,000 over (y) a denominator of (1)
1.375 less (2) the product of 1.375 and the Initial Purchase Price Adjustment Percentage. Notwithstanding the foregoing, if the issuance to LTGI of any additional shares of Purchaser Common Stock pursuant to this Section 2.4(b)(i) (and Section 2.4(e)) shall, when taken together with all other shares of Purchaser Common Stock issued to LTGI as part of the Purchase Price, require compliance with the notification provisions of the HSR Act, the Purchaser shall issue to LTGI only that number of shares of Purchaser Common Stock as shall not require such compliance and the Purchaser shall not be obligated to issue any further additional shares of Purchaser Common Stock to LTGI until such compliance has been effected.

                           (ii)  The conversion price of the Notes, as amended
by Amendment No. 1 and hereby, a copy of which is annexed hereto as Exhibit A, shall be decreased by the amount obtained by taking the product of $2.60 and the Initial Purchase Price Adjustment Percentage. Notwithstanding the foregoing, the conversion price of the Notes may not be decreased below a price that would


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result in the total number of additional shares of Purchaser Common Stock being issuable upon conversion of the Notes as a result of such adjustment, when added to the additional number of shares of Purchaser Common Stock being issued to the Sellers under subsection (i) above, exceeding 80% of the sum of (x) the number of additional shares to be issued and issuable to the Sellers under this Section 2.4(b) and (y) the number of additional shares of Purchaser Common Stock issuable to Frost as a result of the Conversion Price Adjustment (as such term is defined in the Loan Agreement, dated as of February 8, 2001, as amended, between the Purchaser and Frost).

                  (c) Upon completion of calculating the Initial Purchase Price Adjustment Percentage and the Initial Issuance Adjustment, such calculations were submitted to the Enforcement Committee, New Valley and Berliner.

                  (d) By execution of this Amendment No. 2, the Enforcement Committee, New Valley and Berliner have approved such calculations of the Initial Purchase Price Adjustment Percentage and the Initial Issuance Adjustment. Accordingly, simultaneously herewith, Purchaser is issuing 4,034,462 shares of Purchaser Common Stock to LTGI and 1,002,319 shares of Purchaser Common Stock to Berliner. Additionally, the conversion price of the Notes issued to the Sellers is being decreased from $2.60 to $2.0836498.

                  (e) On or about May 7, 2003, the then Chief Financial Officers of New Valley and Purchaser shall cooperate with each other to calculate the Final Purchase Price Adjustment Percentage. Upon completion of the Final Purchase Price Adjustment Percentage, such Chief Financial Officers shall then re-calculate the number of shares to be issued to the Sellers and the conversion price of the Notes to be issued to the Sellers as set forth in subparagraphs
(b)(i) and (b)(ii) of this Section 2.4, in each case using the Final Purchase Price Adjustment Percentage as opposed to the Initial Purchase Price Adjustment Percentage (the "Final Issuance Adjustment"). The Purchaser shall then:

                           (i)      issue such additional number of shares of
Purchaser Common Stock as is obtained by subtracting 23,218,599 (the total number of shares issued by the Purchaser to LTGI and Berliner using the Initial Purchase Price Adjustment Percentage) from the number of shares to be issued by the Purchaser using the Final Purchase Price Adjustment Percentage; and

                           (ii)     lower the conversion price of the Notes
issued to Seller from $2.0836498 (the conversion price of the Notes using the Initial Purchase Price Adjustment Percentage) to the conversion price using the Final Purchase Price Adjustment Percentage. If any of the Notes issued to the Sellers or Frost are converted prior to May 7, 2003, the conversion price of such converted Notes shall not be decreased as a result of any adjustment that may occur pursuant to this Section 2.4(e)(ii).

                  (f) Upon completion of calculating the Final Purchase Price Adjustment Percentage and the Final Issuance Adjustment, such calculations shall be submitted to the Enforcement Committee, New Valley and Berliner and shall be deemed conclusively accepted unless written objection thereto is given by any Party to the other Parties within 30 days after submission.

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                  (g) If, within the 30-day period specified in Section 2.4(f), an objection is made, the Purchaser's Accountants and the Sellers' Accountants shall jointly review the determination of the Final Purchase Price Adjustment Percentage and the Final Issuance Adjustment (the "Final Determination") and attempt to reach a mutually satisfactory determination of the Final Purchase Price Adjustment Percentage and the Final Issuance Adjustment. If the Purchaser's Accountants and the Sellers' Accountants are unable to reach such a mutually satisfactory determination within 30 days after the Final Determination has been submitted to them for their joint review, they shall promptly submit the Final Determination to a firm of independent accountants jointly selected by them. The independent third firm shall submit its determination of the Final Purchase Price Adjustment Percentage and the Final Issuance Adjustment to New Valley, Berliner and the Enforcement Committee within 30 days of its receipt of the Final Determination, and the determination of the Final Purchase Price Adjustment Percentage and the Final Issuance Adjustment by such third firm shall be final and conclusive upon the Parties. The Purchaser shall pay the fees and expenses of the Purchaser's Accountants and New Valley and Berliner shall pay the fees and expenses of the Sellers' Accountants. The fees and expenses of any independent third firm shall be paid 50% by the Purchaser and 50% by New Valley and Berliner.

                  (h) The Purchaser shall issue all shares of Purchaser Common Stock under this Section 2.4 in the proportion of 80.1% to LTGI and 19.9% to Berliner. Any additional shares of Purchaser Common Stock to be issued to the Sellers shall constitute consideration to the Sellers for the LTI Stock additional to the Purchase Price."

         2. The Parties hereby agree that, to the fullest extent permitted by law, no further claims, suits, demands or equitable adjustments shall be made by any of the Parties against the Purchaser, the Principals or Joseph Berland, or any of their affiliates with respect to (and all such persons are hereby released from any such claims, suits, demands and/or adjustments):

                  (i) any miscalculation or under-valuation of or relating to the items set forth in the memorandum from Bryant Kirkland to Victor M. Rivas and Richard Lampen dated August 3, 2001 ("Memorandum");

                  (ii) a breach of the representations and warranties contained in Article III and IV of the Stock Purchase Agreement, and of the covenants contained in Article V of the Stock Purchase Agreement, with regard to any of the items set forth in the Memorandum or on the attached Schedule 2.4;

                  (iii) any claim to further indemnification as set forth in
Article VII of the Stock Purchase Agreement with regard to any of the items set forth in the Memorandum or on the attached Schedule 2.4; and

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                  (iv) any claim against the Principals or Joseph Berland with regard to the items set forth in the Memorandum or on the attached Schedule 2.4, including, but not limited to, any claim that gives rise to such individual's employment being terminated for "Cause" (as such term is defined in the respective Employment Agreements, as amended) or for any other reason.

         The Principals and Joseph Berland are deemed to be third party beneficiaries of this Section 2, which may not be amended without their written consent.

         3. The Purchaser represents and warrants to the Selling Parties as follows:

                  3.1 Authority and Corporate Action. The Purchaser has all necessary corporate power and authority to enter into this Amendment No. 2 and such other instruments to be executed and delivered by the Purchaser in connection with the transactions contemplated by this Amendment No. 2 ("Purchaser Amendment Documents") and to consummate the transactions contemplated thereby. All corporate action necessary to be taken by the Purchaser to authorize the execution, delivery and performance of the Purchaser Amendment Documents has been, duly and validly taken. Each Purchaser Amendment Document constitutes, or will constitute upon execution and delivery thereof, the valid, binding and enforceable obligation of the Purchaser, enforceable in accordance with its terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and (ii) as enforceability of any indemnification provision may be limited by federal and state securities laws and public policy.

                  3.2 Capitalization. Any additional shares of Purchaser Common Stock to be issued pursuant to the revised Section 2.4 set forth above will be, upon issuance in accordance with the terms of this Amendment No. 2, duly authorized, validly issued, fully paid and nonassessable.

                  3.3 Knowledge of Claims. To the Purchaser's knowledge, based on inquiries to Richard J. Rosenstock, Mark Zeitchick, Vincent A. Mangone and Joseph Berland, except with respect to the items set forth in the Memorandum or on the attached Schedule 2.4, there are no other circumstances or events that could lead to a further claim, suit, demand or equitable adjustment with respect to (i) a breach of the representations and warranties contained in Article IV of the Stock Purchase Agreement, (ii) the covenants contained in Article V of the Stock Purchase Agreement and (iii) further indemnification as set forth in
Article VII of the Stock Purchase Agreement.

         4. The New Valley Companies, on the one hand, and Berliner, on the other hand, severally and not jointly represent and warrant to the Purchaser as follows:

                   4.1 Authority and Corporate Action. Such Selling Party has all necessary corporate power and authority to enter into this Amendment No. 2 and the other instruments and agreements to be executed and delivered by such Selling Party in connection with the transactions contemplated by this Amendment No. 2 (collectively, the "Seller Amendment Documents") and to consummate the transactions contemplated thereby. All corporate action necessary to be taken by such Selling Party to authorize the execution, delivery and performance of the Seller Amendment Documents has or will at Closing have been duly and validly taken. Each of the Seller Amendment Documents to which it is a party

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constitutes, or upon the execution and delivery by such Selling Party will constitute, the valid, binding and enforceable obligation of such Selling Party, enforceable in accordance with its terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and (ii) as enforceability of any indemnification provision may be limited by federal and state securities laws and public policy.

                  4.2 Knowledge of Claims. To the Selling Parties' knowledge, except with respect to the items set forth in the Memorandum or on the attached
Schedule 2.4, there are no other circumstances or events that could lead to a further claim, suit, demand or equitable adjustment with respect to (i) a breach of the representations and warranties contained in Article IV of the Stock Purchase Agreement, (ii) the covenants contained in Article V of the Stock Purchase Agreement and (iii) further indemnification as set forth in Article VII of the Stock Purchase Agreement.

         5.       Miscellaneous.

                  5.1 Headings. The headings contained in this Amendment No. 2 are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment No. 2.

                  5.2 Severability, Etc. As amended hereby, the Stock Purchase Agreement shall continue in full force and effect. All references in the Stock Purchase Agreement to the term "Agreement" shall hereafter mean the Stock Purchase Agreement, as amended hereby. If any term or other provision of this Amendment No. 2 is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Amendment No. 2 shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

                  5.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York without giving effect to principles of conflicts of law.

                  5.4 Counterparts. This Amendment No. 2 may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument. Delivery of an executed counterpart of a signature page of this Amendment No. 2 by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment No. 2.


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         IN WITNESS WHEREOF, the Parties have caused this Amendment No. 2 to the
Stock Purchase Agreement to be executed as of the date first written above.

                             LADENBURG THALMANN FINANCIAL SERVICES INC.
                             (f/k/a GBI CAPITAL MANAGEMENT CORP.)


                                /s/ Victor M. Rivas
                             By: ______________________________
                                 Name:   Victor M. Rivas
                                 Title:  CEO

                             NEW VALLEY CORPORATION


                                /s/ Richard J. Lampen
                             By: ______________________________
                                 Name:    Richard J. Lampen
                                 Title:   Executive Vice President

                             BERLINER EFFEKTENGESELLSCHAFT AG


                                /s/ Holger Timm
                             By: ______________________________
                                 Name:    Holger Timm
                                 Title:   CEO

                             NEW VALLEY CAPITAL CORPORATION
                             (f/k/a LADENBURG, THALMANN GROUP INC.)


                                /s/ Richard J. Lampen
                             By: ______________________________
                                 Name:    Richard J. Lampen
                                 Title:   Executive Vice President

                             LADENBURG, THALMANN & CO. INC.

                                /s/ Victor M. Rivas
                             By: ______________________________
                                 Name:   Victor M. Rivas
                                 Title:  CEO

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